SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the  _____ day of  ________ 2015.

BETWEEN:

SHAXON ENTERPRISES LTD.
of Burlington, Ontario
(hereinafter called the "Purchaser")

OF THE FIRST PART

 -and-

ENERTOPIA CORP.
of the State of Nevada
(hereinafter called the "Vendor")

OF THE SECOND PART

and-

LEXARIA CORP.
of the State of Nevada
(hereinafter called "Lexaria")

OF THE THIRD PART

THIS AGREEMENT WITNESSETH that in consideration of the covenants, agreements, warranties and payments herein set forth and provided for, the parties hereto respectively covenant and agree as follows:

SECTION 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)      "Agreement" means this Agreement to, inter alia, purchase and sell 100% of the issued and outstanding capital stock of Thor Pharma Corp. a Canadian federal corporation, that is the subsidiary of the Vendor (hereinafter called the "Corporation");

(b)      "Closing Date" means the time and date that is the moment in time immediately prior to when the closing of the Share Purchase Agreement will occur no later than June 30, 2015 and following the date on which all of the closing conditions have been satisfied or waived, subject to extension by mutual agreement of the Vendor and the Purchaser, or on such other date as the parties mutually agree.

(c)      "Common Shares" means all the issued and outstanding shares without par value in the capital of the Corporation;

(d)      "License" means license application 10-MM0610 under the MMPR, which is in the name of the Corporation and is beneficially held 51% by the Vendor and 49% by Lexaria;

(e)      "MMPR" means Medical Marihuana Procedures and Regulations Program;

(f)      "Purchased Share" means all the issued and outstanding Common Shares of the Corporation, which is represented by the Vendor to be one Common Share;

(g)      "Time of Closing" means the time on the Closing Date when the closing of the purchase and sale herein provided for shall be completed.

1.2	Extended Meaning

In this Agreement, words importing the singular number include the plural and vice-versa and words importing the masculine gender include the feminine and neuter genders.

1.3	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

SECTION 2

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE VENDOR

2.1	Representations, Warranties and Covenants

To induce the Purchaser to enter into this Agreement, the Vendor represents, warrants and covenants to and in favor of the Purchaser now and as at the Closing Date as provided in this Section 2 in respect of the Corporation.

2.2	Purchased Share

The Vendor beneficially owns the Purchased Share and at the Time of Closing such shares shall be free of all mortgages, charges, liens and other encumbrances ("Liens") and no person, firm or corporation has or shall have any agreement or option or right capable of becoming an agreement for the purchase from the Vendor of the Purchased Share except as provided herein, and the Vendor is and will be entitled to sell and assign the Purchased Share as provided in this Agreement.

2.3	Canadian Non-Residence

The Vendor is a non-resident of Canada for the purpose of Part 1 of the Income Tax Act (Canada) as amended.

2.4	Representations and Warranties True on Closing Date

All representations and warranties contained in this Section 2 shall be true on and as of the Closing Date with the same effect as if made on and as of such date except due to changes in circumstances between the date hereof and the Time of Closing of which the Vendor shall have advised the Purchaser in writing at or before the Time of Closing.

2.5	Representations, Warranties and Covenants Surviving Closing Date

The representations, warranties and covenants of the Vendor contained in this Section 2 shall survive the Closing Date.

SECTION 3

PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1	Representations, Warranties and Covenants

To induce the Purchaser to enter into this Agreement, the Purchaser represents, warrants and covenants to and in favor of the Purchaser now and as at the Closing Date as provided in this Section 3.

3.2	Execution and Delivery of Agreement; Enforceability

The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby (a) do not constitute a breach or a default under the terms of any agreement, license or other instrument or document to which the Purchaser is a party or by which he is bound, (b) will not violate any judgment, decree, order, writ, law, rule, statute, or regulation applicable to Purchaser or his properties and (c) will not result in the creation of any Lien on or with respect to the Purchaser Shares. This Agreement has been duly and validly authorized by all necessary action of the Purchaser and is legally binding upon the Purchaser in accordance with its terms.

3.3	Documents and Information

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by Purchaser of this Agreement, in accordance with its terms and conditions will not require the approval or consents of any government or regulatory body or the approval or consent of any other person or entity.

Until such time as all the payments in Section 4.1 of this Agreement have been received by the Vendor and Lexaria, the Purchaser shall immediately provide to the Vendor copies of all correspondence pertaining to the License and Health Canada.

3.4	Consents and Approvals

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by Purchaser of this Agreement, in accordance with its terms and conditions are not known to require the approval or consent of any governmental or regulatory body or the approval or consent of any other person or entity.

3.5	Representations and Warranties True on Closing Date

All representations and warranties contained in this Section 3 shall be true on and as of the Closing Date with the same effect as if made on and as of such date except due to changes in circumstances between the date hereof and the Time of Closing of which the Purchaser shall have advised the Vendor in writing at or before the Time of Closing.

3.6	Representations, Warranties and Covenants Surviving Closing Date

The representations, warranties and covenants of the Purchaser contained in this Section 3 shall survive the Closing Date.

3.7	Purchase for Investment

Purchaser is financially able to bear the economic risks of acquiring the Purchased Share and the other transactions contemplated hereby, and has no need for liquidity in this investment. Purchaser has such knowledge and experience in financial and business matters in general, and with respect to businesses of a nature similar to the business of the Corporation, so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the Purchased Share.

Purchaser is acquiring the Purchased Share solely for his own account and not with a view to or for resale in connection with any distribution or public offering thereof, within the meaning of any applicable securities laws and regulations, unless such distribution or offering is registered under the Securities Act of 1933, as amended (the "Securities Act"), or an exemption from such registration is available. Purchaser has (i) received all the information he has deemed necessary to make an informed investment decision with respect to the acquisition of the Purchased Share; (ii) had an opportunity to make such investigation as he has desired pertaining to the Corporation and the acquisition of an interest therein, and to verify the information which is, and has been, made available to him; and (iii) had the opportunity to ask questions of Vendor concerning the Corporation.

3.8	Liabilities

Following the Closing, Vendor will have no liability for any debts, liabilities or obligations of the Corporation or its business or activities, and there are no outstanding guaranties, performance or payment bonds, letters of credit or other contingent contractual obligations that have been undertaken by Vendor directly or indirectly in relation to the Corporation or its business and that may survive the Closing.

SECTION 4

PURCHASE OF SHARES AND STATUS OF LICENSE

4.1	Purchase Price for Purchased Share

Based upon the representations, warranties, undertakings and covenants set forth in Sections 2 and 3, the Purchaser shall purchase and the Vendor and Lexaria shall sell to the Purchaser the Purchased Share and their interests in the License for an aggregate purchase price of $1,510,000 payable pursuant to instructions from the Vendor (with 49% to be allocated to Lexaria and 51% to be allocated the Vendor) in the following installments following the Time of Closing, which are individually due and payable to the Vendor and Lexaria, at the time each individual performance milestone is achieved, regardless of whether or not the Purchaser has retained the License in whole or in part, at the time of all or any of the below performance thresholds being reached:

(a)	$10,000, which has been paid, as a non-refundable deposit;

(b)	$200,000 dollars to be paid within 30 days of "Inspection Letter" from Health Canada;

(c)	$200,000 dollars to be paid within 30 days of "License to Grow Letter" from Health Canada;

(d)	$100,000 dollars to be paid within 30 days of "License to Grow and Sell Letter" from Health Canada;

(e)	$100,000 dollars to be paid within 30 days of selling $5,000,000 in product;

(f)	$100,000 dollars to be paid within 30 days of selling $10,000,000 in product;

(g)	$200,000 dollars to be paid within 30 days of selling $20,000,000 in product;

(h)	$300,000 dollars to be paid within 30 days of selling 10,000g of product;

(i)	$100,000 dollars to be paid within 30 days on the first anniversary of Health Canada license renewal to grow and sell;

(j)	$100,000 dollars to be paid within 30 days on the second anniversary of Health Canada license renewal to grow and sell; and

(k)	$100,000 dollars to be paid within 30 days on the third anniversary of Health Canada license renewal to grow and sell.

All payments due in this Section 4.1 are null and void from that point in time if/when Health Canada gives a final and uncontestable denial of MMPR license application 10-MM0610 and the Purchaser shall be relieved of all obligations otherwise due by this Section 4.1 in that event.

4.2	Delivery of Shares

Subject to the receipt of payment under Section 4.1, (a), and the fulfillment of all the terms and conditions hereof (unless waived as herein provided), specifically not including the payments under Section 4.2, (b) through 4.2, (k) the Vendor shall deliver to the Purchaser a certificate or certificates representing all the Purchased Share, duly endorsed in blank for transfer, and/or will cause the transfer of such shares to be duly and regularly recorded on the books of the Corporation in the name of the Purchaser. All share certificates representing the Purchased Share shall be fully transferable on the books of the Corporation and endorsed in blank for transfer in a manner satisfactory to counsel for the Purchaser, subject to applicable law.

4.3	Board Representation

At the Time of Closing, the Purchaser shall nominate two directors to the board of the Corporation and the two current directors of the Corporation will resign and step down from the Corporation and shall be removed from the License.

4.4	Standstill

During the period from Closing until the completion of the payments specified in Section 4.1 are completed, the Purchaser agrees that, without the prior written consent of the Vendor and Lexaria (such consent not to be unreasonably withheld) they will not dispose of, sell, transfer, assign or otherwise encumber the License or any resulting license and not take any action in regards to the License or any resulting license except in the usual, ordinary and regular course of business and as may be required to maintain and advance the License application 10-MM0610 and any resulting license UNLESS ONE OF THE FOLLOWING TWO CONDITIONS HEREIN IS MET:

1.	The Vendor and Lexaria shall have the right to approve any potential acquirer of the License to ensure their agreement and ability of meet the financial conditions contained herein; or

2.

If no Vendor/Lexaria approval is obtained, then the potential acquirer of the License must make all payments due from the Purchaser to the Vendor and Lexaria at the time of the potential transaction, prior to or upon closing of any potential transaction, as a condition of the closing of such transaction.

4.5	Ownership of License

Until such time as the payment in Section 4.1, (a) is received by the Vendor and this Agreement is fully executed and agreed to by all parties, the Vendor and Lexaria shall continue to have beneficial ownership of the License and/or license application and/or resulting license.

4.6	Intellectual Property Rights

Until such time as all payments in Section 4.1 are received by the Vendor, the Vendor and Lexaria shall continue to have full right(s) to utilize any and all intellectual property gained, learned or otherwise obtained up to the date of May 25, 2015 in the pursuit of License 10-MM0610, for any purposes they elect.

SECTION 5

INDEMNIFICAITON

5.1	Indemnity by Vendor

Vendor agrees to indemnify and hold harmless the Purchaser and his affiliates (collectively, the "Purchaser Indemnified Parties"), from and against, and to reimburse the Purchaser Indemnified Parties with respect to, any and all loss, damage, liability, claims, cost and expense, including reasonable attorneys’ and accountants’ fees, (each, a "Loss", or collectively, "Losses") incurred by the Purchaser Indemnified Parties by reason of or arising out of or in connection with (i) the breach of any representation or warranty contained in Section 2 hereof or (ii) the failure of the Vendor to perform any agreement required by this Agreement to be performed by it. The Purchaser agrees to give prompt written notice to Vendor of the allegation by any third party of the existence of any liability, obligation, contract, other commitment or state of facts referred to in this Section 5.1. Vendor shall be entitled to control the contest, defense, settlement or compromise of any such claim (including engagement of counsel in connection therewith), at its own cost and expense, including the cost and expense of reasonable attorneys’ fees in connection with such contest, defense, settlement or compromise, and the Purchaser shall have the right to participate in the contest, defense, settlement or compromise of any such claim at its own cost and expense, including the cost and expense of attorneys’ fees in connection with such participation. Notwithstanding the foregoing, Vendor shall not settle or compromise any such claim without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, provided, that such consent shall not be required in the event that the settlement or compromise includes an unconditional and complete release of the Purchaser Indemnified Parties and does not provide for any ongoing obligations of the Purchaser.

5.2	Indemnity by the Purchaser

Purchaser covenants and agrees to indemnify, defend, protect and hold harmless Vendor, and its officers, directors, employees, stockholders, agents, representatives and affiliates (collectively, together with Vendor, the "Vendor Indemnified Parties") at all times from and after the date of this Agreement from and against all losses, liabilities, damages, claims, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation), whether or not involving a third party claim and regardless of any negligence of any Vendor Indemnified Party (collectively, "Losses") incurred by any Vendor Indemnified Party as a result of or arising from (i) any breach of the representations and warranties of Purchaser set forth herein or in certificates delivered in connection herewith, (ii) any breach or nonfulfillment of any payment, covenant or agreement (including any other agreement of Purchaser to indemnify Vendor set forth in this Agreement) on the part of Purchaser under this Agreement or on the part of any third party that is transferred an interest in the License by the Purchaser, (iii) any debt, liability or obligation of the Corporation, (iv) the conduct and operations of the business of the Corporation whether before or after Closing, (v) claims asserted against the Corporation whether before or after Closing, or (vi) any federal or state income tax payable by Vendor and attributable to the transaction contemplated by this Agreement.

Vendor agrees to give prompt written notice to the Purchaser of the allegation by any third party of the existence of any liability, obligation, contract, other commitment or state of facts referred to in this Section 5.2. The Purchaser shall be entitled to control the contest, defense, settlement or compromise of any such claim (including the engagement of counsel in connection therewith), at his own cost and expense, including the cost and expense of reasonable attorneys’ fees in connection with such contest, defense, settlement or compromise, and Vendor shall have the right to participate in the contest, defense, settlement or compromise of any such claim at its own cost and expense, including the cost and expense of reasonable attorneys’ fees in connection with such participation. Notwithstanding the foregoing, the Purchaser shall not settle or compromise any such claim without the prior written consent of Vendor, which consent shall not be unreasonably withheld, provided, that such consent shall not be required in the event that the settlement or compromise includes an unconditional and complete release of the Vendor Indemnified Parties and does not provide for any ongoing obligations of Vendor.

SECTION 6

GENERAL

6.1	Governing Law

This Agreement shall be construed in accordance with the laws of the Province of British Columbia and each of the parties agrees that all actions shall be commenced and defended in the Province of British Columbia, without reference to the choice of law principles thereof. Each party hereby irrevocably submits to the jurisdiction of the courts of the Province of British Columbia, sitting in Vancouver. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party. In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail, addressed to such party at its address set forth in Section 6.3. Each party agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

6.2	Counterparts

The Agreement may be executed in several counterparts bearing original or facsimile signatures, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear date as of the date above written.

6.3	Notices

Any notice of other instrument required or permitted to be given under the provisions of this Agreement shall be in writing and may be given via certified mail, return receipt requested, postage prepaid or via prepaid overnight courier, or personally delivering the same addressed in the case of the Vendor or Lexaria to:

c/o W.L. Macdonald Law Corporation
Suite 400 – 570 Granville Street
Vancouver, BC V6C 3P1

and in the case of the Purchaser, to:

SHAXON ENTERPRISES LTD.
3129 Centennial Drive
Burlington, ON L7M 1B8

Such notices, demands, claims and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight courier with guaranteed next day delivery, the next day or the day designated for delivery, (b) in the case of certified mail, five days after deposit in the mail or (c) in the case of personal delivery, when actually delivered.

6.4.	Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the respective parties hereto and their respective heirs, executors, administrators, successors and/or assigns, as the case may be.

6.5	Further Assurances

From and after the Time of Closing, each party shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, for no additional consideration but at the cost and expense of the requesting party (excluding any internal costs incurred, such as having any of the following reviewed by counsel) such assignments, deeds, drafts, checks, stock certificates, returns, filings and other instruments, agreements, consents and assurances and take or cause to be taken all such actions as the other party or its counsel may reasonably request for the effectual consummation and confirmation of this Agreement and the transactions contemplated hereby.

6.6	No Third Party Beneficiary

Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the parties hereto and their respective successors and permitted assigns, any right or remedies under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF this Agreement has been executed by the parties.

ENERTOPIA CORP.

Per:
Authorized Signatory

LEXARIA CORP.

Per:
Authorized Signatory

SHAXON ENTERPRISES LTD.

Per:
Authorized Signatory